Exhibit 4.36

EXECUTION COPY

BRAND LICENSE AND MARKETING AGREEMENT

FOR

MONDRIAN CANCÚN RESIDENCES

BETWEEN

OPERADORA HOTELERA G I, S.A. DE C.V.
(AS LICENSEE)

AND

ENNISMORE HOLDINGS US INC.
(AS LICENSOR)

CONTENTS

1.	Grant of License and Use	6

2.	IP Protection	7

3.	Sales and Marketing	9

4.	Residential Project Materials; Approval and Use of Residential Project Materials	13

5.	Governing Documents	14

6.	Conditions to Commencing Sales & Marketing Activities	15

7.	Licensor Monitoring	16

8.	Letting Restrictions	16

9.	Reporting and Meetings	16

10.	License Fees	17

11.	VAT, Withholding Tax and Other Taxes	18

12.	Deposits and Construction Defects Reserve	19

13.	Specific Undertakings of Licensee	20

14.	Term & Termination	20

15.	Warranties	24

16.	Indemnities	27

17.	Legal Costs and Expenses	28

18.	Assignments and Transfers	28

19.	Confidentiality and Public Statements	29

20.	Governing Law and Arbitration	31

21.	General	32

Schedule 1 Definitions	37

Schedule 2 Plan of Land and Residential Project	44

Schedule 3 Disclaimers	45

Schedule 4 Purchaser’s Acknowledgement	46

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SCHEDULE OF COMMERCIAL TERMS

PARTIES
Licensee
Operadora Hotelera G I, S.A. de C.V.
Bucareli No. 42, Int. 201B
Col. Centro (área 4),
Alcaldía Cuauhtémoc
Zip Code 06040, Mexico City
Attn: Mr. Marcos Sacal Cohen and Oscar Leonel Martinez Basulto
Email: marcos@murano.com.mx leonelmartinez@murano.com.mx

Licensor	Ennismore Holdings US Inc. 101 N 10th Street, Studio 204 Brooklyn, NY 11249 Attention: General Counsel - Americas Email Address: legal@ennismore.com
RESIDENTIAL PROJECT DESCRIPTION
Land
the Private Unit 1, in the “Condominio Grand Island”, located in Blvd. Kukulcán, Km. 16.5 Lots 56-A-1 and 56-A-2, Supermanzana A-2 “A” Touristic Second Stage in the city of Cancún, Municipality of Benito Juárez, Quintana Roo, Mexico, 77500 and further described on Schedule 2.

Project	the Hotel and Residential Project.
Hotel	has the meaning given in the Hotel Management Agreement and the location of which is shown in the plans attached as Schedule 2.
Residential Project
the exclusive, high-quality residential development component of the Project to be developed on the Land consisting of:
(a)          the Residences;
(b)          the Residential Common Areas; and
(c)          the furniture, fixtures and equipment therein,
as shown in the plan attached as Schedule 2.

Residences	328 residential apartment units located in the Residential Project, as shown on the plan attached as Schedule 2, comprising of a total of 37,000 square meters of saleable area.
Residential Common Areas	the common areas within the Residential Project (together with any FF&E located therein) which are collectively owned by the Association and available

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for common use by all Residence Owners as shown in the plan attached as Schedule 2.
NAMES
Brand	Mondrian
Licensed Marks	Mondrian, registered in class 36 in the Territory, as may be amended from time to time by Licensor.
Residential Project Name	Mondrian Residences Cancún
DATES AND PERIODS
Term	the period commencing on the Effective Date and ending on the Termination Date.
Termination Date	the earlier of the: (a) Sell-Out Date; and (b) 11:59pm on the date of earlier termination of this Agreement in accordance with its terms.
Residential Project Opening Date
the date determined by Licensor, which shall be the date when:
(a)         Licensee has complied with all material obligations under this Agreement, the Residential Agreements and the Hotel Agreements, including the full payment of all fees and amounts which are due and payable to Licensor, or its Affiliates;
(b)
(i)        Licensee has completed the Works so that all public areas and Residences that are ready for occupancy have been completed and fitted out (including installation of all furniture, fixtures and equipment as approved by Licensor) to the satisfaction of Licensor in accordance with the Hotel and Residential Consultancy Services Agreement;

(ii)        construction and fit-out of all remaining Residences can be completed without adversely affecting the occupancy and enjoyment of completed Residences and public areas by Residence Owners and Hotel guests;

(iii)         the Works are ready for their intended use; and

(iv)         the Residential Project fully complies with the Standards (including fire and life-safety systems);

(c)          Licensee, Association and Licensor have entered into the Residential Management Agreement;

(d)       a permanent or final certificate(s) of occupancy or equivalent document as required by Legal Requirements to operate the Residential Project has been obtained;

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(e) Closing has occurred for the sale of the first Residence, or if earlier, a Residence Owner has the right to occupy a Residence; and (f) the Hotel Opening Date has occurred.
LICENSE FEES
Brand License Fee	2.5% of Gross Sales Revenue.
Brand Commitment Fee
USD $200,000 to be paid to Licensor on the Effective Date as compensation for its review and approval of the sales and marketing plan, marketing materials and Governing Documents prior to Licensee’s commencement of the sales and marketing of the Residences, and for the use of the Brand in marketing and sales activities prior to the signing of the first Purchase Contract.

Licensee shall pay the Brand Commitment Fee in three instalments, as follows:

(a)          USD $100,000 on the Effective Date;

(b)          USD $50,000 three months after the Effective Date; and

(c)          USD $50,000 six months after the Effective Date.

The Brand Commitment Fee shall be credited against the Brand License Fee.

Leasing License Fee	3% of Gross Rental Revenue per Independent Lease.

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This agreement (“Agreement”) is executed as of April 6, 2026 (“Effective Date”) by and between Licensee and Licensor.

RECITALS

A.	Licensee owns the Land, on which the Hotel and the Residential Project sit.

B.	Licensee shall offer the Residences for sale to the public as individual luxury lifestyle units, and Residence Owners will be offered the opportunity to participate in the Rental Program.

C.
Licensor is a professional management and brand affiliation company with experience in the marketing, licensing, management and operation of hotels, resorts, serviced apartments and branded residences.

D.
Licensee shall, in accordance with Legal Requirements, submit the Residential Project to a condominium regime and form Association, to which all Residence Owners shall belong, and which will have the power to act on behalf of the Residence Owners. Upon its incorporation, Association shall enter into the Residential Management Agreement with Licensee and Licensor.

E.	On or about the Effective Date, Licensor (or an Affiliate) and Licensee have entered into the Hotel Management Agreement and the Hotel and Residential Consultancy Services Agreement.

F.
Licensee desires to obtain, and Licensor wishes to grant, a limited, non-exclusive license to use the Licensed Marks solely in connection with Sales & Marketing Activities on the terms of this Agreement.

1.	GRANT OF LICENSE AND USE

1.1	Grant

(a)
Licensor grants to Licensee a limited, non-exclusive, non-transferable and non-sublicensable license to use the Licensed Marks solely in the Territory and the Sales Territory strictly for the purpose of carrying out the Sales & Marketing Activities on the terms in this Agreement (“License”).

(b)
Licensee acknowledges that Licensor does not own the trademark registration for the Licenced Marks throughout the Sales Territory and Licensor makes no representation regarding the use by or on behalf of Licensee or any of its Affiliates of the Licensed Marks outside of the Territory. Licensee releases Licensor and its Affiliates from all Claims arising from or relating to the use by or on behalf of Licensee or any of its Affiliates of the Licensed Marks outside of the Territory. Licensee agrees to indemnify, hold harmless and defend (by counsel of Licensor’s choice) Licensor and its Affiliates from and against any Claims brought by third parties against Licensor or its Affiliates arising out of the use by or on behalf of Licensee or any of its Affiliates of the Licensed Marks outside of the Territory. This clause 1.1(b) will survive expiration or termination of this Agreement.

(c)
Licensee undertakes that any use of the Licensed Marks and the carrying out of the Sales & Marketing Activities shall at all times be in accordance with any applicable Legal Requirements, including regarding securities, financial services and the sale of real estate laws and regulations.

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(d)
Licensee acknowledges that, subject to the Radius Restriction set forth in Clause 33 of the Hotel Management Agreement, Licensor and its Affiliates are not subject to any territorial restriction for Licensee’s benefit and have the unconditional right to use, and license to others to use, the Brand, Licensed Marks and/or any other names, trademarks or service marks in connection with the development, construction, promotion, marketing, ownership, sale, leasing, acquisition licensing, management or operation of any hotel, residences, units, apartment or villas in the Territory, Sales Territory or elsewhere, regardless of its proximity to the Residential Project. Licensor and its Affiliates reserve all the rights in the Brand and the Licensed Marks which are not expressly granted to Licensee under this Agreement. Licensee acknowledges that Licensor and its Affiliates may exercise such rights without notice to Licensee. For the avoidance of doubt, the terms of this Agreement do not reduce or restrict Licensee’s rights under clause 33 of the Hotel Management Agreement.

(e)	Licensee acknowledges and agrees that no Residence Owner shall have any right or claim to the use of the Licensed Marks under this Agreement.

1.2	Use of Licensed Marks

(a)
For so long as this Agreement and the Residential Management Agreement are in effect, the Residential Project shall be known as and identified by the Residential Project Name, with any additional local or geographic reference Licensor requires from time to time.

(b)
Notwithstanding any other provision of this Agreement, Licensor may modify any part of the Licensed Marks (including the Brand, any logo or similar) and the Standards, from time to time and may require Licensee to conform the Sales & Marketing Materials to such modified brand..

(c)
The Residential Project Name shall be used in any onsite signage at the Project for identification purposes. Licensee shall not use any other names or trademarks to identify the Residential Project without Licensor's approval (in its sole discretion).

2.	IP PROTECTION

2.1	Licensee acknowledges and agrees that:

(a)	all rights, title and interest to the Licensed Marks shall, in all circumstances, remain the exclusive property of the Manager Group;

(b)
any continued use of the Licensed Marks under this Agreement is strictly on the basis that the Residential Project complies with the Standards at all times and use by Licensee shall inure solely to the benefit of Licensor; and

(c)
except as expressly set out in this Agreement, no right, title or interest in any of the Licensed Marks, whether before or after the expiration or termination of this Agreement, is conferred on Licensee, or any person claiming through Licensee (including for the voidance of doubt, and Residence Owner or Association).

(d)	Licensee represents, warrants and covenants that Licensee shall not:

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(i)
use the Licensed Marks except by making references to the Licensed Marks in the Marketing Materials and Residential Project Materials (in each case as approved by Licensor) in accordance with the terms this Agreement;

(ii)	use the Licensed Marks in or as part of the Governing Documents;

(iii)	use the Licensed Marks:

(A)	in or as part of Licensee's or any of its Affiliates’ marketing or signage of any other project or of any other component of the Residential Project other than as specified in this Agreement; or

(B)	in any way as to cause confusion as to whether any development, other than the Residential Project, is covered by the Licensed Marks;

(iv)
use or register, or permit or authorize any other Person to use or register, the Licensed Marks, or any other names or trademarks of the Manager Group (including the Brand or anything that resembles or is deceptively or confusingly similar) in any domain name, website, social media, internet address, company name or other registered name, or in connection with any other activity or business other than as provided in this Agreement, without Licensor's approval (in its sole discretion) and in accordance with clause 4.1(f);

(v)	apply for international or national registration of any Licensed Marks (or anything that resembles or is deceptively or confusingly similar to the Licensed Marks);

(vi)	do or permit anything which shall denigrate, adversely affect or bring into disrepute the Brand, the Standards or the Residential Project;

(vii)
sublicense any of the rights granted to Licensee under this Agreement to any Person, and in particular shall not permit any Residence Owners to market, dispose by way of sale or otherwise, of a Residence under the Brand; or

(viii)	market or sell the Residences using the Licensed Marks other than as permitted in this Agreement.

2.2
Licensee shall immediately notify Licensor of any infringement, objection to use, litigation filed, or threatened to be filed, against Licensee, Licensor or the Residential Project involving the Licensed Marks (including any third-party infringement of the Licensed Marks) of which Licensee becomes aware.

2.3	Licensee shall fully cooperate with Licensor in:

(a)
the protection, defence and registration of the Licensed Marks, and execute, acknowledge and deliver all documents as may be necessary or desirable to enable Licensor to protect, defend or register any of the Licensed Marks; and

(b)	any proceedings relating to the protection, defence and registration of any of the Licensed Marks, and execute, acknowledge and deliver any documents or pleadings required for such purpose.

If Licensee is not in default of the terms of this Agreement, Licensee will not be liable for any costs or litigation under this clause 2.3, and Licensor will promptly reimburse Licensee for Licensee’s reasonable pre-approved out of pocket costs related to its cooperation.

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2.4
Any decisions regarding the protection, defence or registration of the Licensed Marks, including any objection, allegation, controversy, litigation, administrative proceeding, prosecution, negotiation and settlement involving the Licensed Marks, shall be made in the sole discretion of Licensor and Licensee shall not take any actions in this regard without the consent of Licensor. If Licensee is not in default of the terms of this Agreement, Licensee will not be liable for any costs or litigation under this clause 2.4, and Licensor will promptly reimburse Licensee for Licensee’s reasonable pre-approved out of pocket costs related to its cooperation under this clause 2.4.

2.5	The terms of this clause 2 shall survive Termination.

3.	SALES AND MARKETING

3.1	Sales & Marketing Plan

(a)
At least 90 days prior to the proposed commencement of any Sales & Marketing Activities, Licensee shall prepare and submit to Licensor a draft Sales & Marketing Plan for Licensor’s comments and approval.

(b)
Once approved by Licensor, the draft Sales & Marketing Plan shall be referred to as the “Approved Sales & Marketing Plan”. Any changes to the Approved Sales & Marketing Plan shall be subject to Licensor’s approval. Thereafter, Licensee shall provide to Licensor an update to the Approved Sales & Marketing Plan at least 60 days prior to the commencement of each calendar year.

3.2	Sales & Marketing Standards

(a)	Licensee shall, at its cost, conduct the Sales & Marketing Activities:

(i)
in compliance with Legal Requirements (including when making any reference to the Rental Program, the Approved Sales & Marketing Plan, any Sales & Marketing Guides, the Standards and this Agreement; and

(ii)	in a high-quality, professional and courteous manner so as not to damage or negatively impact the reputation or image of Licensor, the Licensed Marks or the Brand

(the foregoing together, “Sales & Marketing Standards”).

(b)
Licensee shall not transmit materials, communications or documents related to Sales & Marketing Activities to or in any place whether by mail, telephone, electronic means or otherwise; except in the Territory and the Sales Territory or to Persons present in the Territory or Sales Territory (in each case subject to Legal Requirements).

3.3	Licensee's Sales & Marketing Team

(a)
The Sales & Marketing Team shall be subject to Licensor’s approval and no other Person will be permitted, directly or indirectly to carry out any Sales & Marketing Activity other than the Sales & Marketing Team.

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(b)
Licensee shall provide appropriate training, or ensure that appropriate training is provided, to the Sales & Marketing Team to ensure compliance with this Agreement including with the Sales & Marketing Standards. Licensor may require, at Licensee's cost, that the Sales & Marketing Team complete an initial orientation course and an annual update course on the Brand and the Standards.

(c)	Licensee shall not, and shall ensure that the Sales & Marketing Team shall not, implicitly or explicitly, represent to any offeree or purchaser of any Residences that:

(i)
Licensor or any of its Affiliates is involved with the Residential Project, including as a partner, co-developer, co-seller, co-issuer, co-venturer, sponsor, promotor or endorser, except as licensor and manager of the Residential Project; or

(ii)	they are employees of, or represent, or act on behalf of Licensor (or any of its Affiliates).

3.4	Restrictions on Sales

(a)
Licensee shall not sell or lease any Residence (including any instalment sale or financing transaction that is in substance a sale or lease of a Residence) or market any Residence other than on an arm's-length basis consistent with then-prevailing market terms and pricing for luxury lifestyle units substantially similar to the Residences.

(b)	Licensee shall not sell or lease any Residence to a Sanctioned Person and will adopt appropriate practices and procedures to ensure that no such sales occur.

(c)	Licensee shall ensure that no Residence Owner or any Related Party of any Residence Owner (including Affiliates) acquires more than ten Residences without Licensor’s approval.

(d)	Licensee shall not sell any Residence to any timeshare, vacation ownership, vacation club, destination club, fractional or shared ownership or similar enterprise.

(e)	Licensee shall not, and shall ensure that all Residence Owners shall not use, enable or make available any Residence under, with, or to, as applicable, any:

(i)	timeshare, fractional ownership, interval exchange;

(ii)	vacation club, destination club, vacation exchange company, membership club;

(iii)	homeowner exchanges with other resorts or through homeowner exchange platforms (other than as approved by Licensor in advance in its sole discretion); or

(iv)
other plans or arrangements which makes any Residence available as a short-term or vacation rental through any listing service, including without limitation, Airbnb or Vrbo, unless Licensor agrees to include the Residential Project in one of Manager’s Group owned private homeowner exchange programs.

(f)	Licensee shall not, and shall cause its Affiliates, agents, employees, and Sales & Marketing Team not to:

(i)
offer any guaranteed returns, estimates, forward returns, future or forecast revenue or income projections or indications of any potential capital growth in relation to the marketing or sale of any Residence or in carrying out any Sales & Marketing Activities or with respect to the Rental Program;

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(ii)
undertake or permit any action in connection with Sales & Marketing Activities that would cause any of such activities to constitute a private or public offer of securities or breach any Legal Requirements; or

(iii)	communicate that any return to a Residence Owner under the Rental Program is based on a pooled income.

3.5	Licensee Responsible for all Sales & Marketing Activities

(a)
Licensee acknowledges and agrees that, subject to the terms of this Agreement, Licensee has the sole responsibility for the manner and means by which any Sales & Marketing Activities are carried out, and all activities performed, and actions taken in connection with the Approved Sales & Marketing Plan.

(b)
Licensee acknowledges and agrees that no promotion, advertising, marketing, offering for sale, pre-sales or sales activity of any nature relating to the Residential Project or Residences may be carried out directly or indirectly by it or on its behalf other than Sales & Marketing Activities expressly permitted pursuant to this Agreement.

(c)	Licensee represents, warrants and covenants that:

(i)	the solicitation of prospects, marketing and sale of Residences shall comply with all Legal Requirements;

(ii)	Licensee holds (or shall hold prior to commencing any Sales & Marketing Activities) and shall maintain throughout the Term, in each case, all Approvals required by Legal Requirements for:

(A)	the development and operation of the Residential Project;

(B)	the carrying out the Sales & Marketing Activities in the Territory and Sales Territory; and

(C)	the sale the Residences to potential purchasers under any applicable securities, financial services or the sale of real estate laws and regulations; and

(iii)	it shall take all actions at its cost required to:

(A)
obtain and maintain all Approvals that may be required to be maintained under Legal Requirements with respect to the rights and obligations under this Agreement and in relation to the Residential Project;

(B)
ensure, by engaging qualified legal counsel experienced with Legal Requirements relating to securities, financial services and the sale of real estate, that the Rental Program and all related documents comply with all Legal Requirements prior to submitting these to Licensor for approval;

(C)	prepare and submit any filings required under the Legal Requirements with respect to this Agreement;

(D)	record, or terminate the recordation of this Agreement with the appropriate Governmental Authorities; and

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(E)	reimburse Licensor for all costs (including recording fees) incurred by Licensor in connection with the registration and termination of this Agreement.

(d)
Licensee represents and warrants that, as at the Effective Date, neither Licensee nor any of its Affiliates has commenced any Sales & Marketing Activities (nor any promotion, advertising, marketing, offering for sale, pre-sales or sales activity of any nature relating to the Residential Project or Residences) and no Residence has been sold or is subject to any binding or non-binding reservation agreement or expression of interest.

(e)
Upon notice from Licensor that any component of the Residential Project, the Rental Program or related documents, any sales centre, any of the Marketing Materials or any promotional, marketing, advertising or sales practices being used by Licensee or any Affiliate (or any of the Sales & Marketing Team) in the Sales & Marketing Activities does not meet the Sales & Marketing Standards, may not be in compliance with Legal Requirements, or otherwise may breach the terms of this Agreement, Licensee, at its expense, shall:

(i)	immediately cease and desist any activity that Licensor determines to be inconsistent with the Sales & Marketing Standards or this Agreement; and

(ii)	promptly take all such other actions requested by Licensor.

Any breach of this clause 3 shall be deemed to be a material breach of this Agreement and give Licensor the right to terminate this Agreement pursuant to clause 14.2.

3.6	Marketing Materials

(a)	All Marketing Materials, including any social media and digital marketing in relation to the sale of the Residences or utilizing any Licensed Marks, Brand or Residential Project Name:

(i)	are subject to Licensor's prior review and approval (in its sole discretion); and

(ii)	must comply with the Sales & Marketing Standards.

(b)
Licensee will make such changes and modifications to the Marketing Materials required by Licensor and will immediately stop using Marketing Materials for which Licensor withdraws its approval. Licensor may withhold or withdraw its approval, in its sole discretion, with respect to Marketing Materials which include the Licensed Marks, describe Licensor and Licensee's relationship, or which Licensor reasonably believes are detrimental to the goodwill associated with the Brand, or are inconsistent with the Sales & Marketing Standards or the terms of this Agreement.

(c)
Licensor shall review and approve or disapprove any of the Marketing Materials (including any modifications thereto) within 15 Business Days after receipt by Licensor.  If Licensor does not approve or disapprove any such items in writing or provide written comments to Licensee within 15 Business Days after receipt, the items submitted shall be deemed to be disapproved. If any Marketing Materials or other items submitted to Licensor are disapproved, Licensor shall provide reasonable detail regarding the reasons for such disapproval, and Licensee may revise and modify such items to comply with the requirements of Licensor and shall resubmit such items to Licensor for approval pursuant to this clause 3.6(c).

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(d)	All Marketing Materials distributed or made available to any third parties shall include the disclaimers as set out in Schedule 3.

3.7	Imagery

(a)
To the extent that any Sales & Marketing Activities commence prior to the Residential Project Opening Date, Licensee must, at its expense, engage an agency (approved by Licensor) to produce professional quality computer generated images, videos and renderings of the Residential Project appropriate for marketing luxury lifestyle branded residences and consistent with the Sales & Marketing Standards. Licensee shall secure for Licensor, at Licensee’s cost, the right to use such images, videos and renderings in print and digital media, including for Licensor's website and social media.

(b)	Within 30 days after the Residential Project Opening Date, Licensee shall, at Licensee’s cost:

(i)	procure a professional photo and video shoot to create imagery appropriate for marketing of the Residential Project and consistent with the Sales & Marketing Standards; and

(ii)	appoint a third party agency approved by Licensor to produce a lifestyle video of the Residential Project.

Licensee shall secure the right to use such photography and imagery as provided in clause 3.7(a).

4.	RESIDENTIAL PROJECT MATERIALS; APPROVAL AND USE OF RESIDENTIAL PROJECT MATERIALS

4.1	Review, Approval and Use of Residential Project Materials

(a)
Prior to their distribution or release to any third parties (including, Governmental Authorities and prospective Residence Owners), Licensee at its expense shall prepare the Residential Project Materials and submit such items (including any modifications thereto) to Licensor for its review and approval.

(b)
Licensee will make such changes and modifications to the Residential Project Materials required by Licensor and will immediately stop using Residential Project Materials for which Licensor withdraws its approval. Licensor may withhold or withdraw its approval, in its sole discretion, with respect to Residential Project Materials which include the Licensed Marks, describe Licensor and Licensee's relationship, or which Licensor reasonably believes are inconsistent with the Sales & Marketing Standards or the terms of this Agreement.

(c)
Licensor reserves the right to perform any of its duties and obligations hereunder by contracting with or delegating to any of Licensor's Affiliates, or by contracting with third parties; provided, however, that Licensor shall remain responsible to Licensee for the performance of such duties and obligations.

(d)
Licensee expressly acknowledges that in reviewing and approving the Residential Project Materials Licensor has no liability to Licensee in respect of the Residential Project Materials and in particular is not confirming compliance with Legal Requirements, which shall be the sole responsibility of Licensee.

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(e)
Notwithstanding anything to the contrary herein, neither Licensor nor any of its Affiliates shall perform or be deemed to perform any activities or provide any information or materials that would require Licensor or any of its Affiliates to register as a “dealer” or an ”investment advisor” under Legal Requirements, or to obtain a real estate broker's or salesperson's license in the Territory or Sales Territory.

(f)
If Licensee intends to create a website or use social media for the Residential Project, Licensee shall do so in coordination with Licensor or a design firm or agency approved by Licensor and any content accessible on the Residential Project website or via social media, shall be deemed to be Marketing Materials and subject to Licensor's prior review and approval (in its sole discretion). Licensee shall ensure that:

(i)	the design and content of the Residential Project website and any social media, any proposed changes thereto, comply with all Legal Requirements;

(ii)	the operation of the website and use of social media for the Residential Project and the use of any consumer information derived therefrom comply with all Legal Requirements; and

(iii)	advertisement and marketing of the Residential Project website uses a uniform resource locator (URL) approved by Licensor (in its sole discretion).

Licensor shall have sole ownership of any domain name which includes the Brand, the Licensed Marks or which otherwise identifies or is identified or associated with the Brand or the Licensed Marks. Licensee shall sign such documents as Licensor requires to ensure that ownership vests in Licensor; otherwise, Licensee shall own the domain name so long as it does not include the Brand or the Licensed Marks.

4.2	Purchaser's Acknowledgment and Disclaimers

(a)
Licensee shall ensure that each Residence Owner, at the time they enter into a Purchase Contract for a Residence, signs the Purchaser’s Acknowledgment as set out in Schedule 4 and Licensee shall promptly provide a copy of such signed Purchaser’s Acknowledgment to Licensor.

(b)	Licensor shall have the right to modify the Purchaser’s Acknowledgement and disclaimers (including those in Schedule 3 and Schedule 4) from time to time upon notice to Licensee.

5.	GOVERNING DOCUMENTS

5.1
Licensee acknowledges that Licensor shall have the right to review and approve the Governing Documents and Purchase Contract (including any modifications to any of the foregoing). Licensee shall deliver to Licensor for its approval the initial Governing Documents and any modifications no later than 60 days before the earliest to occur of: (i) date the declaration of Association or similar document (such as, articles of association or articles of incorporation) is filed; and (ii) the date the proposed Governing Documents and Purchase Contract are delivered to a prospective purchaser of a Residence. Upon Licensor's approval of the Governing Documents and Purchase Contract and any modifications thereto, Licensee shall not:

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(a)	take any action or exercise any rights that would affect Licensor's or its Affiliates' rights or obligations under the Residential Agreements, Governing Documents or Purchase Contract; or

(b)	amend or modify any provision of the Governing Documents or Purchase Contract relating to the requirements set forth in the Residential Agreements,

in each case without Licensor's consent.

5.2
Licensee shall, in its capacity as the current owner of the Residences and the Residential Project, as soon as permitted under Legal Requirements and prior to the Residential Project Opening Date, execute and record the Governing Documents, including such documents binding on future owners and operators of the various components of the Residential Project, as may be necessary or desirable in Licensor's judgment and in compliance with Legal Requirements, the Standards, this Agreement and the Residential Management Agreement to ensure that such owners and operators are similarly obligated to construct, operate and maintain the portions of the Residential Project owned or controlled by each such Person to the Standards and consistent and compatible with, and as otherwise required by, this Agreement and the Residential Management Agreement

5.3
Licensee shall take such action or exercise such rights under the Governing Documents and as applicable the Purchase Contract (through exercise of voting rights, enforcement of remedies or otherwise) as may be necessary or desirable in order to ensure that each component of the Residential Project is constructed, maintained and operated in accordance with the Standards and the requirements of this Agreement and the Residential Management Agreement. Without limitation, Licensee shall exercise all voting or other rights afforded under the Governing Documents and Purchase Contract to appoint and to approve any renewal appointments of Licensor.

5.4
Licensee shall provide Licensor with copies of all Governing Documents and Purchase Contract (as well as any modifications thereto) promptly upon their finalization, modification, execution or adoption.

6.	CONDITIONS TO COMMENCING SALES & MARKETING ACTIVITIES

No Sales & Marketing Activity of any kind shall occur until each of the following conditions have been satisfied in Licensor's reasonable opinion (or expressly waived by Licensor in writing):

(a)	there is an Approved Sales & Marketing Plan;

(b)	Licensor has approved all Residential Project Materials that will be used as part of the Sales & Marketing Activities;

(c)	Licensor has approved the Governing Documents, the Purchase Contract and any reservation agreement;

(d)	Licensor has approved the Sales & Marketing Team in accordance with clause 3.3;

(e)
all required Approvals are in place for the development of the Residential Project and the Rental Program and the commencement of the Sales & Marketing Activities in the Territory and the Sales Territory; and

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(f)	there are no amounts due and payable to Licensor under any Residential Agreements and which remain outstanding at the relevant time (including the Brand Commitment Fee and any Licensor Legal Costs).

7.	LICENSOR MONITORING

7.1
Licensor may, in its discretion, at Licensee’s cost,  through its employees, agents or representatives provided that such monitoring and access rights are exercised in a reasonable manner and not in an excessive or abusive manner:

(a)
monitor, and cause independent third parties to monitor, Sales & Marketing Activities, including use of “secret shoppers”, to ensure compliance by Licensee with the Sales & Marketing Standards and this Agreement; and

(b)
enter the Residences and any other area of the Residential Project, to determine whether the Residential Project and Licensee are in compliance with this Agreement and any other Residential Agreements.

7.2
Such monitoring and visits may be announced or unannounced but shall be done in such a manner as not to unreasonably interfere with the operations conducted at the Residential Project. Licensee shall cooperate with Licensor as reasonably requested by Licensor to facilitate such monitoring and visits, which may include, by way of example, inspections of Sales & Marketing Activities at or related to the Residential Project and any sales centre(s).

8.	LETTING RESTRICTIONS

Licensee shall ensure that:

(a)	all Residence Owners agree not to enter into any Letting Arrangements for their Residences with a term of less than 12 consecutive months other than through the Rental Program;

(b)
the Purchase Contracts and Governing Documents shall include restrictions prohibiting all Residence Owners from entering into any Letting Arrangements for their Residences with a term of less than 12 consecutive months other than through the Rental Program;

(c)	each Residence Owner participating in the Rental Program purchases a Licensor approved furniture package for its Residence; and

(d)	Licensee has complied with its obligations under this Agreement, including complied with Legal Requirements, specifically set out in clauses 3.4(f) and 3.5(c).]

9.	REPORTING AND MEETINGS

9.1	Reporting

(a)
On or before the 15th day of each calendar month during the Term, commencing with the month following the month in which Sales & Marketing Activities commence, Licensee shall deliver to Licensor a Monthly Report.

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(b)
Licensor has the right, through its authorized agents, representatives or accountants, to verify the information contained in any Monthly Report at any time on reasonable prior notice to Licensee and Licensee shall provide Licensor with access to its documents, books and records as Licensor may reasonably require for this purpose. The cost and expense of any such audit shall be borne by Licensee.

(c)	Licensee shall ensure that Licensor and its Affiliates may use the Residences Data for the purposes of the Residential Agreements.

10.	LICENSE FEES

10.1	Brand Commitment Fee

Licensee shall pay the Brand Commitment Fee to Licensor in consideration of Licensor agreeing to enter into this Agreement and including, without limitation, agreeing to perform its obligations in connection with the review and approval of the Sales & Marketing Plan, Marketing Materials, the template Purchase Contract and Governing Documents. The Brand Commitment Fee is payable as defined in the Schedule of Commercial Terms and is non-refundable regardless of whether or not Licensee proceeds with the Residential Project or any sale of Residence occurs.

10.2	Brand License Fee

(a)	Licensee shall pay Licensor the Brand License Fee, in addition to the Brand Commitment Fee and any other fees and payments to which Licensor may be entitled under this Agreement.

(b)	The Brand License Fee is paid by Licensee to Licensor as follows:

(i)	50% upon receipt by Licensee of any deposit of at least 20% of the applicable purchase price of any Residence; and

(ii)	the remaining 50% immediately upon the earlier of the sale and closing of each Residence, or, as applicable, the receipt of any lease, as applicable,

inclusive the Brand Commitment Fee.  The amount of the Brand Commitment Fee which has been paid by the Developer will be deducted from the amount of the Residential Brand License Fee which is due and payable.

10.3	Leasing License Fee

(a)
Notwithstanding any other provision of this Agreement, Licensee shall not rent or lease any Residence, except pursuant to the Rental Program or a program and parameters approved and administered by Licensor, which may include restrictions on the period during which any such activity may be undertaken.

(b)
Should Licensee wish to rent or lease any of its unsold inventory (“Licensee Inventory”) and does not want to place these in the Rental Program (“Independent Lease”), Licensee shall pay to Licensor an amount equal to the Leasing License Fee for each Independent Lease. The Leasing License Fee shall be paid to Licensor on or before the 15th day of each month based on the Gross Rental Revenue received by Licensee or its Affiliates or agents during the immediately preceding month for the Independent Lease. The minimum term of any Independent Lease shall be 12 consecutive months, unless mutually agreed by the Parties and permitted by the Governing Documents. If any Licensee Inventory is sold, the Brand License Fee will be payable in respect of the Gross Sales Revenue relating to such sale.

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10.4	Reimbursables

(a)	In addition to paying the Brand License Fee, the Leasing License Fee and the Brand Commitment Fee, Licensee shall reimburse Licensor for all Reimbursables.

(b)	Licensor shall submit to Licensee regular payment requests (upon incurring Reimbursables), including:

(i)	a statement all Reimbursables incurred by Licensor during the relevant period, to the extent not previously submitted for payment; and

(ii)	reasonable evidence and details for the Reimbursables submitted.

(c)
Licensee shall pay to Licensor the total amount requested by Licensor within 30 days after Licensor's submission of such request for payment. Licensee expressly acknowledges that the Reimbursables may include costs and expenses incurred for either or both of:

(i)	the exclusive benefit of the Residential Project; or

(ii)
an equitable portion of any Reimbursables to the extent reasonably incurred for the benefit of the Residential Project and one or more other Brand Properties provided that any such allocation shall be made on a fair and reasonable basis, and that Licensor shall provide reasonable detail supporting such allocation to Licensee upon request.

10.5	Licensee's Continuing Obligations

Licensee's obligations under clauses 10.1 to 10.4, inclusive, continue to be Licensee's obligations:

(a)	after (and even though) control of the Residential Project has vested to Association; and

(b)	after Termination with respect to any Purchase Contracts entered into before Termination.

11.	VAT, WITHHOLDING TAX AND OTHER TAXES

11.1
Licensee must pay to Licensor (or its Affiliate, as applicable) any VAT payable by Licensor as a consequence of any supply of goods or services made by Licensor (or its Affiliate, as applicable) to Licensee under or as contemplated by this Agreement.

11.2
All payments and reimbursements due to Licensor (or its Affiliate, as applicable) shall be made by Licensee without set off or counterclaim and without reduction for taxes (whether income, withholding, value added and/or any other taxes) or deductions imposed by any Governmental Authority or any Legal Requirement, or bank or other charges.

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11.3
If Licensee is required by any Legal Requirement to make a Withholding or otherwise, it shall promptly inform Licensor on becoming aware of this requirement and the sum due to Licensor (or its Affiliate, as applicable) shall be increased such that Licensor (or its Affiliate, as applicable) receives a net amount equal to the sum which Licensor (or its Affiliate, as applicable) would have received had no such Withholding been required to be made.  Licensee shall deliver to Licensor (or its Affiliate, as applicable) within 30 days after it has made such Withholding an original official receipt issued by the applicable authority evidencing payment to such authority of all amounts so required to be deducted or withheld.

11.4	Each Party is responsible for paying all taxes in the nature of corporate income taxes on all amounts received by that Party under this Agreement.

11.5	Licensee is responsible for the payment of all stamp duty or any other taxes linked to the transfer of land or property arising out of this Agreement.

11.6
Licensee shall, when due, make all tax reporting, tax declaration and payments directly to the applicable Governmental Authority in accordance with applicable Legal Requirements. Any interest and/or penalty that may be assessed or levied in connection with this Agreement by a Governmental Authority as a result of Licensee's non-tax compliance shall be borne by Licensee. Within 14 days after Licensor's request, Licensee shall provide Licensor with official certificates of tax payments issued by the applicable Governmental Authority evidencing that Licensee has fulfilled its tax and statutory compliance and obligations in connection with this Agreement and Legal Requirements.

11.7	The terms of this clause 11 shall survive Termination.

12.	DEPOSITS AND CONSTRUCTION DEFECTS RESERVE

12.1
If permitted by Legal Requirements, Licensee may use any deposits or instalment payment received from any purchaser of a Residence prior to Closing to fund the construction of the Residential Project and related infrastructure and associated costs (but not for corporate overhead including salaries, professional fees, marketing or soft costs) if the following conditions have been met:

(a)	closing on construction financing has occurred,

(b)
Licensee has disclosed such use in writing to the purchaser in the relevant Purchase Contract and in the Governing Documents and the purchaser must agree in writing to an absolute and unconditional disclaimer and release of liability of Licensor and its Affiliates, employees, agents, directors, officers and members in connection with the use of the purchaser's deposits or instalments; and

(c)	Licensee has

(i)
put in place insurance (where Licensor must be a named insured party), at its cost, in such amount, on such terms (including the amount of the deductible or excess) and with such insurer as Licensor approves, or

(ii)	provided a suitable corporate guarantee (as approved by Licensor), to the relevant purchaser insuring or guaranteeing (as applicable) the repayment in full of the relevant deposits or instalments to such relevant purchaser if Licensee is required to do so pursuant to a Purchase Contract.

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12.2
Licensee shall establish and maintain (at its cost) immediately after the first Closing of a Residence and for a period equal to the duration of the applicable statute of limitations for construction defects under Legal Requirements in the Territory, a construction defect reserve account with a bank reasonably acceptable to Licensor, in the amount equal to 2% of the Gross Sales Revenue and on such terms as the Parties shall agree, as a reserve against construction defect claims with respect to the Residential Project. Alternatively, Licensee may (at its cost) obtain insurance to cover this risk, in such amount, on such terms (including as to the deductible or excess) and with such insurer as approved by Licensor. If both the construction defect reserve and the insurance as mentioned above are not available in the Territory, the Parties agree to establish a suitable alternative to achieve the same purpose. This clause 12.2 shall survive Termination.

13.	SPECIFIC UNDERTAKINGS OF LICENSEE

13.1	Licensee shall:

(a)	cause Association to be created in accordance with Legal Requirements;

(b)	procure that Association will adopt and deliver to Licensor the Governing Documents, as approved by Licensor in accordance with clause 6(c), upon the incorporation of the Association;

(c)	procure that Association will timely file and record the Governing Documents in the land registry or other place of official record in accordance with Legal Requirements; and

(d)	procure that within 30 days after creation of Association, Association enters into the Residential Management Agreement with Licensee and Licensor.

13.2
If Licensee does not comply with clause 13.1 or Association does not comply with the requirements of clause 13.1, Licensor shall have the right, but not the obligation, to terminate this Agreement, without any liability to the Residence Owners, Association or Licensee, pursuant to clause 14.2. This right to terminate shall be in addition to any other rights and remedies available to Licensor under this Agreement or (subject to the provisions of this Agreement) at law and/or in equity. Any reinstatement rights set forth in any Residential Agreements shall apply to this Agreement and are hereby incorporated by reference.

14.	TERM & TERMINATION

14.1	Term

This Agreement shall be effective for the Term.

14.2	Default & Termination Rights

(a)
Subject to clause 14.2(c), following a Default and provided the Default continues for a period of 30 days (or such longer period as clause 14.2(b) allows) after service of a notice by the non-defaulting Party requiring the defaulting Party to remedy the Default, the non-defaulting Party may terminate this on 30 days’ written notice.

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(b)
Subject to clause 14.2(c), to the extent that a Default is able to be cured, but not reasonably within such 30 day period, the period shall be extended to such longer period as is reasonable (but not exceeding 90 days in total) to enable the Default to be cured provided that the defaulting Party shall have commenced curing such Default within such 30 day period and continues to proceed with curing such Default diligently.

(c)
Notwithstanding clauses 14.2(a) and 14.2(b), in the event of an Insolvency Default, the non-defaulting Party may, subject to compliance with application Legal Requirements in the Territory, terminate this Agreement on 7 days’ prior written notice on the Defaulting Party.

(d)
Licensor in its discretion may require a shorter cure period of at least three (3) days  if the Default by Licensee would expose Licensor to an imminent risk of liability or material damage to the Brand or goodwill associated therewith, provided, however, that such cure period shall be subject to extension for so long as Licensee is diligently pursuing cure of such Default with commercially reasonable best efforts, as reasonably demonstrated to Licensor in writing.

(e)
Licensee acknowledges and agrees that, in the event of any Default (including failure to pay any amounts to Licensor (or its Affiliates) under this Agreement) which Licensee fails to rectify as provided above following written notice from Licensor, Licensor, in its discretion and in addition to any other rights of Licensor pursuant to this Agreement or any Legal Requirements, may suspend all or part of its services under this Agreement for as long as such Default continues after expiration of the applicable cure period. Licensor will not be deemed to be in default as a consequence of the exercise of its rights under this clause 14.2(e);

(f)
Licensee acknowledges and agrees that any breaches of the Hotel and Residences Consultancy Services Agreement by Licensee constitutes a Default under this Agreement if such Default is not cured within the periods provided under such agreement.

(g)
Licensee acknowledges and agrees that any breaches of the Residential Management Agreement by Licensee, and if such default is not cured within the periods provided under such agreement, shall constitute a Default under this Agreement.

(h)
Licensee acknowledges that if a Default occurs relating to Licensee's use of the Licensed Marks or any use by Association of the Brand or any Licensed Marks, Licensor would be irreparably and immediately harmed and could not be made whole by monetary Damages alone. Accordingly, Licensee shall not oppose Licensor's request:

(i)	for or the granting of injunctive relief without proof of actual Damages to prevent a Default or a threatened Default by Licensee and to compel specific performance; and

(ii)	that Licensor shall not be required to post a bond or other security with respect to obtaining injunctive relief.

(i)
Any default by Licensee or any of its Affiliates under and as defined in any of the Residential Agreements shall be a Default by Licensee under this Agreement after expiration of the applicable cure period.

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(j)
Licensee acknowledges that any breach of this Agreement which remains uncured after written notice and expiration of the applicable cure period by Licensee occurs relating to Licensee's (i) use of unapproved Marketing Materials or Residential Project Materials; (ii) breach of Sales & Marketing Standards; (iii) commencement of unapproved Sales & Marketing Activities using the Licensed Marks or Brand; (iv) failure to provide the Monthly Report as set out in clause 9.1(a) within the agreed timeframes; or (v) misuse of Licensed Marks or the Brand, such misuse shall constitute a material Default under this Agreement and Licensor, in addition to any other rights it may have under this Agreement, may charge Licensee as liquidated damages USD $10,000 for the first such breach, USD $20,000 for the second such breach, and USD $50,000 for each ensuing breach.

(k)
No termination notice shall result in the termination of this Agreement if a bona fide dispute with respect to any alleged Default or any other event entitling a Party to terminate this Agreement, has arisen between the Parties and such dispute has been submitted, prior to expiration of any termination notice, to arbitration pursuant to clause 20.2.

(l)
Any termination of this Agreement is without prejudice to any accrued rights of action or remedies of either Party in respect of any breach, non-performance or non-observance of a covenant or term of this Agreement.

14.3	Additional Termination Rights

Notwithstanding any other provision of this Agreement, Licensor may terminate this Agreement with immediate effect by serving a notice on Licensee:

(a)	if Brand Consultant terminates the HRCSA pursuant to clause 3.7 of the HRCSA;

(b)	if Licensee is in breach of any of its obligations in clause 2 or uses any Marketing Materials which have not been approved by Licensor in accordance with this Agreement;

(c)	if Association refuses or fails to enter into the Residential Management Agreement and such failure remains uncured after written notice;

(d)	if at any time during the Term:

(i)	Licensee or any of its Affiliates (including any of their Controlling shareholders or ultimate beneficial owner) is or becomes a Sanctioned Person, Residential Manager may either:

(A)	terminate this Agreement; or

(B)	require that Licensee be released from this Agreement, by delivering to Association notice of Licensor’s election to exercise its rights under this clause 14.3(d); and

(ii)	any shareholder of Licensee that holds 25% or more of the total direct or indirect shareholding in Licensee, and/or a director of Licensee is or becomes a Prohibited Person, if steps are not taken to:

(A)	remove or replace that shareholder as a shareholder of Licensee; or

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(B)	replace that person as a director of Licensee,

within 30 days following written notice from Licensor, then Licensor may terminate this Agreement on immediate written notice to Licensee; or

(e)	if no Purchase Contract is entered into during any consecutive period of 24 months following the commencement of Sales & Marketing Activity.

Termination under this clause 14.3 shall not affect any accrued rights of the Parties relating to any antecedent breach, other than as a consequence to the termination of this Agreement.

14.4	Cross Termination

Notwithstanding anything to the contrary in this Agreement or any other Residential Agreements, if the Hotel Management Agreement or the Hotel and Residential Consultancy Services Agreement or any of the Residential Agreements is terminated (whether for cause or without cause or otherwise, unless for expiration according to its terms), then this Agreement shall terminate. This right to terminate shall be in addition to any other rights and remedies available under this Agreement or (subject to the terms of this Agreement) at law or in equity. Any reinstatement rights set forth in any Residential Agreements shall apply to this Agreement and are incorporated by reference.

14.5	Governing Documents

Notwithstanding anything to the contrary in this Agreement or in any other document or agreement (including any Residential Agreements), if any Governing Document is amended or modified or supplemented so as to negatively affect the Standards or so as to limit Licensor's or any of its Affiliates rights or ability to perform under any of the Residential Agreements or Hotel Agreements, all as determined by Licensor (in its sole discretion), then, in any such event, Licensor may terminate this Agreement in accordance with Clause 14 or any other Residential Agreements, without any liability to Residence Owners or Licensee. This right to terminate shall be in addition to any other rights and remedies available to Licensor under this Agreement or (subject to the terms of this Agreement) at law or in equity. Any reinstatement rights in favour of Licensor set forth in any Residential Agreement shall apply to this Agreement and are incorporated by reference.

14.6	Events Upon Expiration or Earlier Termination

(a)	Without limiting any other provisions of this Agreement, Licensee, at its expense, shall take the following actions prior to or as of Termination:

(i)
pay all amounts due and payable to Licensor or its Affiliates through to Termination, including any Reimbursables, any Brand License Fee and any Brand Commitment Fee payable pursuant to any Purchase Contracts entered into prior to Termination in respect of which Closing has not occurred or leased by Licensee or Licensor or Affiliate(s) or agent(s) thereof, but in no event shall any prior payments of the Brand License Fee, or Brand Commitment Fee be returnable under any circumstances,.. Prior to Termination, Licensee shall deposit with Licensor an amount that shall be sufficient (as reasonably estimated by Licensor) to cover such amounts that shall become due and payable after Termination, attributable to the period prior to Termination.

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(ii)
(a) return to Licensor any materials proprietary to Licensor; (b) cease and desist from using the Brand and Licensed Marks in any advertisements or Residential Project Materials or otherwise and shall destroy any such unused material that contains the Brand or Licensed Marks; (c) cease the production and use of, and destroy all, proposed or approved Residential Project Materials; (d) remove references to the Licensed Marks in connection with the Residential Project; and (e) remove references to the Brand and the Licensed Marks in any domain name, or website, social media, internet address or any other electronic media used in connection with the Residential Project.

(iii)
(a) remove all signage used in connection with the Residential Project bearing the Brand or any of the Licensed Marks; (b) if Licensee does not comply with this clause 14.6(a)(iii), Licensor, at its option, may elect at any time within 90 days after Termination to purchase all external signage on the Residential Project for the amount of USD$1.00 and enter the Residential Project to remove all such signage. Licensee shall reimburse Licensor all costs incurred by Licensor with respect to such removal; and (c) Licensee acknowledges that Licensor shall have the right to seek injunctive or other relief in a court of competent jurisdiction to enforce its rights under this clause 14.6(a)(iii).

(iv)	cease (a) all Sales & Marketing Activities; and (b) representing the Residences to the public or holding out the Residential Project as a Brand Property or a former Brand Property.

(v)
cease or cause any Person to cease all use of the Brand and the Licensed Marks, including with respect to the Residential Project.  Furniture, fixtures and equipment, operating equipment, and operating supplies which are marked with the Brand or the Licensed Marks may continue to be used by the Residential Project for 30 days after Termination (provided that any use of the Brand or Licensed Marks are covered or obscured on operating supplies).

(vi)
(a) not retain any copy of all or any part of any policies or procedures provided to Licensee in connection with the Residential Project; (b) not have the right to use any such policies and procedures in connection with the Residential Project or any other property; and (c) cause all copies of all such policies and procedures in their possession or control to be returned to Licensor prior to Termination.

(b)
Licensee shall reimburse Licensor for and indemnify Licensor from and against any costs, expenses, Claims and liabilities, including, without limitation, claims for termination or severance pay, which Licensor may suffer, incur or be subject to in respect or as a result of the termination of the employment of any employee at the Residential Project upon Termination.

(c)	This clause 14.6 shall survive Termination.

15.	WARRANTIES

15.1	Warranties by Licensee

Licensee makes the following continuing representations and warranties:

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(a)	this Agreement has been validly executed by it and constitutes valid, binding and enforceable obligations of it in accordance with its terms;

(b)
no approval of any third party (including any lessor or mortgagee) is required for Licensee’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement;

(c)
Licensee, at its expense, shall maintain in full force and effect throughout the Term, its legal existence and the rights required for it to observe and perform all of the terms of this Agreement in a timely manner;

(d)	in entering into this Agreement, it relies on its own enquiries and not on any representation, warranty or other inducement by or on behalf of Licensor except as expressly set out in this Agreement;

(e)	no commissions, fees or other amounts are payable to a third party by Licensee in connection with entering into this Agreement;

(f)
except for any Security Interest permitted pursuant to clause 18.3 and the Existing Financing (as that term is defined in the Hotel Management Agreement), and any mortgages taken out by Residence Owners over their Residences, there is no mortgage, charge, Security Interest, third party interest or other encumbrance of any kind created in or over the Residential Project or the Land or this Agreement or the shares of Licensee;

(g)
so far as Licensee is aware there is no Claim, litigation, proceedings or investigation by a Governmental Authority or any other Person pending or threatened, against or relating to Licensee, its properties or business which would affect the ability of Licensee to carry out its obligations under this Agreement;

(h)	Licensee accepts responsibility for, and shall diligently resolve any environmental, construction, title or other issues which relate to the Residential Project or the Land;

(i)	the Land is zoned for use required for the operation of the Residential Project, and all necessary Approvals for such use have been obtained and shall be kept in full force and effect;

(j)	there are no zoning or other restrictions of a Governmental Authority which would prohibit or materially interfere, with the operation of this Agreement and the Residential Project; and

(k)
Licensee and its Relevant Parties are not Sanctioned Persons nor Prohibited Persons or the subject of, or, participating in, any disclosed legal actions under any Anti-Corruption Laws, Money Laundering Laws or Sanctions laws;

(l)
all Approvals and all approvals, licenses and authorisations of any landlord or mortgagee or third party, which may be necessary for the Residential Project, have been obtained and Licensee further covenants that such approvals, licenses and authorisations shall be maintained in full force and effect; and

(m)
it shall take, or refrain from taking, all such actions as may be necessary to ensure that it shall not be in default under or in breach of any material contract, agreement or other instrument which relates to the Residential Project or this Agreement, to the extent such default or breach would impair the sale and marketing and the operation of the Residential Project as contemplated in this Residential Agreements.

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15.2	Warranties by Licensor

(a)	Licensor makes the following continuing representations and warranties:

(i)	this Agreement has been validly executed by it and constitutes valid, binding and enforceable obligations of it in accordance with its terms;

(ii)
no approval of any third party (including any lessor or mortgagee) is required for Licensor’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement;

(iii)	Licensor, at its expense, shall maintain in full force and effect throughout the Term, its legal existence;

(iv)
so far as Licensor is aware there is no Claim, litigation, proceedings or investigation by a Governmental Authority or any other Person pending or threatened, which might affect Licensor's right to grant the License granted in this Agreement;

(v)
Licensor is not a Sanctioned Person nor a Prohibited Person or the subject of, or, participating in, any disclosed legal actions under any Anti-Corruption Laws, Money Laundering Laws or Sanctions laws; and

(vi)
Licensor has the right and authority to enter into this Agreement, and its execution and its performance under this Agreement shall not conflict with the rights granted to any party under any other agreement.

15.3	Responsible and Ethical Business Conduct

(a)
Licensee agrees and undertakes that they, and their Relevant Parties, shall implement appropriate policies and procedures to comply with Anti-Corruption Laws, the Money Laundering Laws and the Sanctions Laws.

(b)	Without limiting the foregoing, Licensee represents and warrants (as a continuing representation and warranty) that:

(i)
it does not and shall not, in connection with the Residential Project and any activity performed in accordance with this Agreement, solicit, give, promise or offer to give or promise any financial consideration or valuable item (including in kind) with the objective of:

(A)	influencing any act or decision; or

(B)	inducing to perform or fail to perform any act or decision such as using influence,

with the purpose of helping to obtain any favor, authorization or permission; and.

(ii)	Licensee and its Relevant Parties are not:

(A)	Sanctioned Persons; or

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(B)	the subject of or, participating in, any disclosed legal actions under any Anti-Corruption Laws, Money Laundering Laws or Sanctions Laws

(c)	Licensee shall immediately inform Licensor if it or any of its Relevant Parties become a Sanctioned Person during the Term.

16.	INDEMNITIES

16.1	Indemnification by Licensee

(a)
Licensee shall indemnify, defend and hold harmless the Licensor Indemnified Parties, for, from and against, any Claims of any nature against the Licensor Indemnified Parties, arising out of or in connection with this Agreement, including, but not limited to, those related to or arising out of:

(i)	use of the Licensed Marks in any Sales Territory;

(ii)
any Sales & Marketing Activities, including any contractual or other Claim from any Person relating to purchase price deposits and instalments and any allegations of negligence by Licensor and its Affiliates and their directors, officers, employees, agents, contractors, and representatives, to the fullest extent permitted by Legal Requirements;

(iii)
any Claim by any Person stemming from any loss, damage or injury to any Person or to property that was allegedly caused by the action or inaction of any employee, agent, contractor or other representative of Licensee or its Affiliates;

(iv)	Licensee's development of the Residential Project;

(v)	any Marketing Materials;

(vi)	any Residential Project website or use of social media by or on behalf of Licensee including the Sales & Marketing Team;

(vii)	any Claim of non-compliance with Legal Requirements;

(viii)	any failure of Licensee to comply with the terms of this Agreement;

(ix)	any Claim by any Person arising out of or relating to the use of the Licensed Marks by Licensee or its Affiliates that is not authorised by this Agreement;

(x)	any Claim by any Person arising out of any use by Licensee of the Licensed Marks outside of the Territory; or

(xi)	any representations, warranties or commitments Licensee makes to Association, Residence Owners, potential purchasers of Residences or any other Persons.

(b)	This indemnification also applies to Claims in connection with enforcing this indemnification obligation against Licensee.

(c)
Licensee shall promptly notify Licensor of any Claim, action, suit, proceeding, demand, inquiry, or investigation related to the foregoing. Licensor shall have the right, through counsel of is choice, to control the defence or response to any such action to the extent such action affects the interests of Licensor, and such undertaking by Licensor shall not reduce or restrict Licensee's obligations to Licensor under this Agreement.

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16.2	Survival

The terms of this clause 16 shall survive Termination.

17.	LEGAL COSTS AND EXPENSES

17.1	Legal Costs

Except for Licensor Legal Costs as provided in clause 17.2, each Party is responsible for its own legal costs and expenses of and incidental to the preparation of this Agreement.

17.2	Licensor's Outside Counsel

Licensee shall pay the external legal costs incurred by Licensor (which shall be payable by Licensee to Licensor’s legal counsel directly upon receipt of an invoice from Licensor's legal counsel together with reasonable detail of the services provided) in the preparation, negotiation, and completion of all documents and agreements in relation to the Residential Project (including the due diligence review of the corporate documents of Licensee and the real estate documents of the Residential Project, the review of the Governing Documents, the template Purchase Contract and the Rental Program Agreement (such costs collectively “Licensor Legal Costs”).

17.3	Stamp Duties

Licensee shall pay all stamp duties on and arising out of the provisions of this Agreement.

18.	ASSIGNMENTS AND TRANSFERS

18.1	Assignment by Licensor

(a)
Licensor shall have the right to assign its rights and obligations under this Agreement without Licensee's consent to any party to which it is entitled to assign its rights and obligations under the Hotel Management Agreement and the Residential Management Agreement.

(b)	From the time of such assignment, Licensor's liability and rights under this Agreement shall terminate (other than those liabilities and rights accruing up to that time).

(c)	Licensor may assign its rights to receive the Brand License Fee, Leasing License Fee and / or Brand Commitment Fee or Reimbursables to any Person or otherwise obtain any corporate financing.

18.2	Transfers by Licensee

(a)	Licensee may only Transfer its interest in the Residential Project or this Agreement:

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(i)	with Licensor's consent;

(ii)	to the same transferee to whom it assigns its right, title and interest in the Hotel, Residential Project and Land in accordance with the Hotel Management Agreement;

(iii)	concurrently with the Transfer of the Hotel;

(iv)	provided the transferee expressly assumes in writing all of Licensee's obligations under this Agreement and each Residential Agreement; and

(v)	at such time, Licensee is not in breach of this Agreement, any Hotel Agreements or any Residential Agreement.

(b)	This clause 18.2 does not apply in relation to the sale, in bona fide at arm’s length terms, of any Residences to Residence Owners.

18.3	Mortgage by Licensee

Licensee shall not grant a Security Interest over its interest in any of the Residential Project, Land or any part thereof, or this Agreement unless:

(a)	all amounts owing at that time to Licensor or its Affiliates by Licensee (whether under this Agreement, the Residential Agreement or otherwise) have been paid in full;

(b)	the “loan-to-value” ratio is less than 75%;

(c)	the proposed holder of the Security Interest is not a Sanctioned Person; and

(d)	the proposed holder of the Security Interest enters into a non-disturbance deed with Licensee and Licensor in the then current form of Licensor.

This clause 18.3 does not apply for any Security Interest pertaining to a Residence owned by a Residence Owner, other than Licensee or its Affiliates.

19.	CONFIDENTIALITY AND PUBLIC STATEMENTS

19.1	Confidentiality

(a)	Subject to clause 19.1(b) and clause 19.1(e) each Party shall keep the Confidential Information confidential and shall not disclose the same to any Person without the consent of the other Party.

(b)	Each Party may disclose Confidential Information:

(i)	to its Advisors (and such Advisors shall be bound by obligations of confidentiality on terms at least as restrictive as the terms contained in this clause 19.1);

(ii)
to the holders of the Notes and their respective advisers and representatives, and to all intermediaries involved in connection with the Notes, including the Indenture Trustee, the Collateral Agent and the Servicer (each as defined in the Indenture) (and such persons shall be bound by obligations of confidentiality on terms no less favorable than the terms contained in this clause 19.1);

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(iii)	which is or becomes generally available to the public other than as a result of a breach by a Party of the obligations in this clause 19.1; and

(iv)	which is to be disclosed:

(A)	in connection with legal proceedings;

(B)	at the direction of a court or other competent authority;

(C)	at the direction of a Governmental Authority;

(D)	pursuant to Legal Requirements; or

(E)	by the rules of any stock exchange on which its or its Affiliate's shares are listed.

(c)	To the extent of any disclosure under clause 19.1(b)(iv) the relevant Party shall be permitted to make such disclosure provided that the applicable Party:

(i)	has used reasonable efforts to consult with the other Party in advance of such disclosure (to the extent such Party is legally able to do so);

(ii)	has had reasonable regard to the other Party's comments in relation to such disclosure; and

(iii)	strictly limits such disclosure to the minimum disclosure required by the relevant authorities under clause 19.1(b)(iv).

(d)	Each Party shall be responsible for any breach of the terms of this clause 19.1 by its respective Advisors.

(e)	Licensor may disclose Confidential Information to its Affiliates and to third party providers who require the Confidential Information to provide required services.

(f)	Licensor shall be entitled to use and disclose historic Confidential Information relating to the Residential Project, for the purpose of comparing the Residential Project to other properties.

(g)
To the extent such comparative information may be made available to other Manager Group Properties, Licensor shall do so on the basis that owners of the relevant Manager Group Properties agree to keep such information confidential.

(h)	Licensee agrees that should it receive such information in relation to other Manager Group Properties from Licensor or its Affiliates it shall keep such information confidential.

19.2	Press Releases

Licensee shall not issue any press releases relating to the Residential Project or Licensor (or any member of the Manager Group) unless approved by Licensor (at its sole discretion). The consent of Licensor at no time constitutes acceptance by it of any liability or responsibility in respect of the press releases and Licensee will indemnify Licensor, its Affiliates and each of their officers, from any loss, damage, liability or claims made in respect of the content of the press releases or the use to which the press releases are put and the indemnity extends to false and misleading content concerning the Residential Project and its results or returns.

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19.3	Survival

The terms of this clause 19 shall survive Termination.

20.	GOVERNING LAW AND ARBITRATION

20.1	Governing Law

This Agreement and any non-contractual obligations arising out of or relating to it, is governed by, and must be construed in accordance with, the laws of Mexico.

20.2	Dispute Resolution

(a)
In the event of a dispute arising out of or in connection with this Agreement (“Dispute”), a Party shall provide written notice containing a description of the Dispute to the other Party (“Dispute Notice”). If the Parties cannot resolve the Dispute within thirty (30) days of receipt of a Dispute Notice, then either Party may refer the Dispute to mediation.

(b)	The mediation shall be conducted as follows:

(i)	The Parties shall select a mediator by mutual agreement.

(ii)	If the parties are unable to mutually agree on a mediator, then the mediator shall be selected by the International Chamber of Commerce pursuant to its rules and procedures.

(iii)	The location of the mediation shall be Miami, Florida.

(c)
If the mediation described in clause 20.2(b) above does not resolve the Dispute within ninety (90) days of the date the Dispute Notice was sent, then the Dispute thereafter shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the time a Request for Arbitration is submitted (the “ICC Rules”), which rules are deemed incorporated by reference in this clause. The place of arbitration shall be Miami, Florida. The language of the arbitration shall be English.

(d)
This dispute resolution clause, including the arbitration agreement herein, shall be governed and construed in accordance with the ICC Rules and, without regard to conflict of law principles that would require application of the laws of another jurisdiction.

(e)
The arbitral tribunal shall consist of a sole arbitrator who shall be appointed by the International Court of Arbitration of the International Chamber of Commerce, pursuant to the ICC Rules Any arbitrator appointed shall possess significant professional experience in the full service upper-upscale hotel business but shall not be an Affiliate of or a Person who has a present or currently contemplated business or personal relationship, or has had any personal or business relationship at any time during the ten (10) years immediately preceding the submission to arbitration, with either Owner, Manager or any of their principals.  The Parties may also provide the International Chamber of Commerce with the names of suggested arbitrators who possess the requisite qualifications for the purposes of constituting the arbitral tribunal.

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(f)
The decision of the arbitrator shall be made within thirty (30) days of the close of the proceedings with respect to the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld) and the arbitral award shall be final and binding and enforceable in any court of competent jurisdiction.

(g)
The final award shall fix the costs of the arbitration and the arbitral tribunal shall determine which Party shall bear the costs of arbitration, including reasonable attorneys’ fees and costs, or in what proportion the Parties shall bear the costs of arbitration. In any post‑arbitration confirmation, enforcement or vacatur proceedings, the court in which such proceedings are held shall award the costs (including reasonable attorneys’ fees and costs) of such proceedings to the prevailing party.

(h)
For purposes of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, the Parties agree that the relationship among the Parties is commercial in nature and any Dispute related to this Agreement is commercial.

(i)
All hearings, submissions and discovery exchanged in respect of the arbitration proceedings shall be confidential and subject to such confidentiality restrictions as may be ordered by the arbitral tribunal

(j)	Pending issuance of a final award, the Parties shall diligently perform their respective obligations under the provisions and terms of this Agreement.

(k)
Notwithstanding anything contained in this clause 20.2, (i) either Owner or Manager shall be entitled to (A) apply for Emergency Measures (as defined in the ICC Rules) pursuant to the Emergency Arbitration Rules (as defined in the ICC Rules) prior to the constitution of the arbitral tribunal, (B) commence legal proceedings seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein pending the settlement of a Dispute in accordance with the procedures set forth in this clause 20.2, (C) commence legal proceedings involving the enforcement of an arbitration decision or award arising out of this Agreement, or (D) join any arbitration proceeding arising out of this Agreement with any other arbitration proceeding arising out of this Agreement or the Hotel Consultancy Services Agreement (ii) no Party shall be entitled to any default remedy or remedies until the conclusion of the arbitration process.

(l)	The provisions of this clause 20.2 shall survive any termination of this Agreement.

21.	GENERAL

21.1	Definitions

Capitalised terms used in this Agreement have the meanings given to them in:

(a)	Schedule of Commercial Terms;

(b)	Schedule 1; and

(c)	the Hotel Management Agreement and the Residential Management Agreement

to the extent such term is not otherwise defined herein.

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21.2	Interpretation

In this Agreement, unless the contrary intention appears:

(a)	the singular includes the plural and vice versa;

(b)	the word “company” or “entity” includes a body corporate, trust, partnership or other entity;

(c)	a reference to a Person includes a reference to the person's executors, administrators, successors, substitutes and assigns;

(d)	an agreement, representation or warranty in favour of two or more Persons is for the benefit of them jointly and severally;

(e)	specifying anything in this Agreement after the word “includes” or a derivative does not limit what else is included;

(f)
the term “sale”, “purchase” and “purchaser” and all variations or other forms of such or similar words used in this Agreement are intended to include all “sale” or “purchase” methods of any kind or nature to transfer the economic interest in a Residence to a Residence Owner, including to:

(i)	sell or transfer the title of a Residence; or

(ii)	grant a long-term lease or long-term license of a Residence, and that such terms shall be interpreted accordingly;

(g)	grammatical variations of terms defined in this Agreement shall have the same meaning as such terms; and

(h)	no provision of this Agreement is construed against or interpreted to the disadvantage of any Party by reason of such Party having or being deemed to have structured or dictated such provision.

21.3	Incorporation of terms

(a)
The provisions of clauses 24.3 (Responsible and Ethical Business Conduct), 32.3 (Notices), 32.5 (Partial Invalidity), 32.7 (Interest), 32.8 (Survival), 32.9 (Further Assurance), 32.10 (Waiver), 32.11 (Counterparts), 32.12 (Electronic Signing), 32.13 (Rights Cumulative), 32.14 (Approval or Consent), 32.15 (Entire Agreement), 32.16 (Amendments), 32.17 (Relationship), 32.18 (Injunctive Relief), 32.19 (Sovereign Immunity),  32.20 (Currency), and 32.21 (Third Party Rights) of the Hotel Management Agreement are incorporated into this Agreement, mutatis mutandis, with references to “Manager” being references to Licensor and references to “Owner” being references to Licensee.

21.4	Data Protection

(a)
The Parties acknowledge that the Sales & Marketing Activities, the operation of the Residential Project and the arrangements under this Agreement require the processing of Personal Data and Residences Data and that the protection of such Personal Data is of utmost importance.

(b)	The Parties agree and undertake to:

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(i)	comply with Legal Requirements in relation to the collection and use of such Residences Data and Personal Data; and

(ii)	cooperate with the relevant Governmental Authorities in accordance with Legal Requirements.

(c)
Licensee shall hold Licensor harmless against any action brought against Licensor by any purchaser of a Residence, any Residence Owner and any other Person and caused by a non-compliance by Licensee or its representatives with the obligations relating to the Residences Data pursuant to Legal Requirements or as otherwise set out in this Agreement.

(d)
The Parties further acknowledge that Licensor shall be entitled to access and use from time-to-time certain data and information in relation to the Residential Project, including without limitation in connection with environmental and social matters, to the extent necessary to enable Licensor and its Affiliates to comply with their own reporting activities and duties within the Manager Group.

(e)	The provisions of this clause 21.4 shall survive Termination.

21.5	Conflict with Other Residential Agreements or Hotel Management Agreement

(a)	In the event of any irreconcilable conflict between a provision of this Agreement and a provision of any other Residential Agreements, the provision of this Agreement shall control.

(b)	To the extent of any inconsistency between this Agreement and the Hotel Management Agreement with respect to the:

(i)	Hotel, the terms of the Hotel Management Agreement shall prevail; and

(ii)	Residential Project, the terms of this Agreement shall prevail.

21.6	Approval or Consent

(a)
Any approval by Licensor of any item submitted to Licensor for review and approval pursuant to this Agreement and any other Residential Agreements is exclusively for determination of compliance with the Standards, this Agreement and any other applicable Residential Agreements, and not for compliance with Legal Requirements.  No approval of any item by Licensor shall constitute, be deemed or construed in any way as Licensor's consent, approval, acknowledgement or recognition that such approved item complies with Legal Requirements. Licensee shall have the sole responsibility for compliance with Legal Requirements. Without limiting the foregoing, nothing in this Agreement, and no review and approval (or opportunity for review) by Licensor of any item shall be deemed to create a duty on the part of Licensor that could give rise to any cause of action by Licensee or any Affiliate, or any third party (including Residence Owners), against Licensor or any of its Affiliates, or their respective trustees, beneficiaries, directors, officers, employees, agents, consultants or representatives, based on any alleged deficiency in the adequacy or legality of any such item, or otherwise.

21.7	Registration

The Parties shall fully cooperate to the extent required by Legal Requirements, to register this Agreement, at Licensee's sole cost, with the applicable Governmental Authority as may be qualified or required by Legal Requirements to preserve, protect and appropriately record the rights and obligations under this Agreement.

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21.8	Compliance with Legal Requirements

Licensee shall comply with all Legal Requirements (including any relating to Sales & Marketing Activities, securities, financial services and / or the sale of real estate) and shall obtain all Approvals required in connection with the Residential Project and the development, marketing and operation thereof.

21.9	Language

If any Residential Project Materials or other materials required to be submitted to Licensor for approval under this Agreement are not in English, Licensee shall, with the submission of the original version and at Licensee's expense, provide Licensor with a professionally prepared English language translation of the applicable Residential Project Material or other material in a similar format to the original versions.

21.10	Licensee Acknowledgement: Potential Conflict

Licensee acknowledges that Licensor, subject to its obligations hereunder, shall have the right, but not the obligation, at its sole discretion, to enter into agreements with any other Person for the marketing and sale or operation of other Brand Properties which agreements may include provisions, relating to the business deal between Licensor and such other Persons, which vary materially from the terms of this Agreement and any other Residential Agreements, without any liability or obligation to Licensee whatsoever. Licensee further acknowledges that because complete uniformity may not always be possible or desir-able, Licensor, in its sole discretion, may vary the Standards for other Brand Properties based upon local conditions, Legal Requirements or other circumstances, without any liability or obligation to Licensee whatsoever. Licensor shall have no duty to Licensee or any Affiliate with respect to any property other than the Residential Project.

{signatures on next page}

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EXECUTED as an agreement.

LICENSEE:

OPERADORA HOTELERA G I, S.A. DE C.V.

a Mexican Corporation

By:

Name:	María Norma Lucio Landín

Title:	Attorney in Fact

LICENSOR:

ENNISMORE MÉXICO, S. DE R.L. DE C.V.

a Mexican Partnership

By:

Name:	Phil Zrihen

Title:	Attorney-in-fact

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SCHEDULE 1
DEFINITIONS

Approvals
all licenses, permits, approvals, certificates, registrations and other authorizations which may be granted or issued by any Governmental Authority for the matter or item in question, including, in particular, any of the foregoing required, granted or issued in connection with the marketing, offer to sell and sale of the Residences and the Rental Program.

Approved Sales & Marketing Plan	as defined in clause 3.1(b).
Association
the association (or similar structure) of home owners to be created by Licensee in relation to the Residential Project where Association is or will be responsible for the maintenance, repair, replacement, restoration, operation and administration of the Residential Common Areas and certain services provided to the Residence Owners.

Brand	as defined in the Schedule of Commercial Terms.
Brand Commitment Fee	as defined in the Schedule of Commercial Terms.
Brand License Fee	as defined in the Schedule of Commercial Terms.
Closing	the act by which a Residence Owner acquires full title in a Residence in accordance with the terms of each Purchase Contract and Legal Requirements.
Common Expenses	has the meaning given in the Residential Management Agreement.
Confidential Information
(a)          the contents of this Agreement;

(b)          the contents of any agreements entered into by Licensee and the Manager Group in relation to the Residential Project, including the Residential Agreements;

(c)          any information relating to Licensee;

(d)          any information relating to Licensor or its Affiliates; and

(e)          any information relating to the Residential Project.

Default
when a Party:

(a)          fails to pay any amount when due and payable under this Agreement;

(b)          fails to perform any of the covenants or obligations set out in this Agreement; or

(c)          commits a breach of any representation of warranty expressly given in this Agreement.

Effective Date	the date of this Agreement.

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Governing Documents	collectively, all documents and agreements establishing and governing Association and/or governing the Residence Owners in respect of the development, construction, ownership and operation of the Residential Project and / or Residences or any portion thereof, including the operation of any Residential Common Areas or other common areas to be shared between the Hotel and the Residential Project, whether recorded in applicable land records or filed in applicable corporate or other regulatory records or otherwise, including all subdivision or condominium declarations, any declarations of covenants, conditions and restrictions; articles of incorporation; bylaws; rules and regulations; reciprocal easement agreements; shared facilities agreements, and all modifications to any of the foregoing.
Gross Rental Revenue
the entire consideration payable for the entire term of any lease or rental (including all options and renewals), by any Person to Licensee or any Affiliate or agent thereof, to lease or rent a Residence, any consideration payable: (a) including for furnishing, betterments, storage, parking, services rendered to such Residence; and (b) received on account of defaults, recission or termination in any Purchase Contract.

Gross Sales Revenue
the entire consideration payable by any Residence Owner to Licensee to purchase a Residence (whether such purchase is by way of sale of a freehold or leasehold interest (as opposed to the entry into any residential tenancy) or the sale of an interest in any corporate entity that owns a Residence), including, in addition to the base price of the Residence, any consideration:

(a)
(i)          payable for furnishings, betterments, extras or upgrades provided to a Residence, if applicable, all as specified in any Purchase Contract;

(ii)        payable for storage or parking spaces or other rights benefiting a Residence, all as specified in the Purchase Contract;

(iii)        received on account of defaulted, rescinded or terminated Purchase Contracts; and

(iv)        received for services rendered or to be rendered to a Residence Owner of such Residence by Licensee or any of its Affiliates in connection with the sale of the Residence; or

(b)        for the entire term of any lease or rental (including all options and renewals), by any person to Licensee or any Affiliate or agent thereof, to lease or rent a Residence.

The Gross Sales Revenue is calculated exclusive of:

(a)         any customary transfer taxes, registration and transfer fees received by Licensee payable in connection with the transfer and registration of the Residences;

(b)         any customary sales commissions, even if included in the specified purchase price and not separately identified; and

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(c) any amounts payable by a Residence Owner in respect of security deposits and service charges in relation to the Residences.
Guides	any sales and marketing guides, instructions and materials provided by Licensor to Licensee for the purposes of the Sales & Marketing Activities.
Hotel	as defined in the Schedule of Commercial Terms.
Hotel Agreements	the Hotel Management Agreement and the Hotel and Residential Consultancy Services Agreement.
Hotel Management Agreement
the agreement between Licensor or its Affiliate and Licensee under which Licensor shall supervise and direct the management of the operation of the Hotel and the Residences participating in the Rental Program in accordance with its terms dated on or around the Effective Date.

Hotel Opening Date	the Opening Date as defined in the Hotel Management Agreement.
Hotel and Residential Consultancy Services Agreement
the agreement between Licensor or its Affiliate and Licensee on or around the Effective Date, pursuant to which Licensor (or an Affiliate) will assist Licensee in the planning, designing, decorating, furnishing and equipping of the Hotel and Residential Project and to advise with respect to the planning of pre-opening operations of the Hotel and Residential Project.

Independent Lease	as defined in clause10.3(b).
Land	as defined in the Schedule of Commercial Terms.
Letting Arrangements
any direct or indirect letting, subletting, leasing, renting, granting of concessions, or licences in respect of any Residence Owners and/or any other arrangements which allows the use or occupancy of all or part of any Residence by anyone other than a Residence Owner or otherwise allows Residence Owner to derive income from, including any peer-to-peer renting and arrangements similar to Airbnb.

License	as defined in clause 1.1(a).
License Fees	collectively, the Brand License Fee, Leasing License Fee and the Brand Commitment Fee.
Licensee	as defined in the Schedule of Commercial Terms.
Licensee Inventory	as defined in clause 10.3(b).
Licensed Marks	as defined in the Schedule of Commercial Terms.
Licensor	as defined in the Schedule of Commercial Terms.
Licensor Indemnified Parties	Licensor and its Affiliates, and their respective trustees, beneficiaries, directors, officers, employees, agents and consultants, and each of their respective successors and assigns.

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Licensor Legal Costs	as provided in clause 17.2.
Leasing License Fee	as defined in the Schedule of Commercial Terms.
Manager Group	Licensor and/or its Affiliates.
Marketing Materials
all materials which use the Licensed Marks in the marketing, advertising, sales, advance reservations, public relations materials, brochures, mailings, including any Residential Project website and social media, and any Residential Project signage, renderings, or other materials used in connection with the Sales & Marketing Activities.

Monthly Report
a statement in the form as provided by Licensor to Licensee or otherwise approved by Licensor, in reasonable detail, setting forth the following information:

(a)         a list of the Residences for which non-binding reservation deposits have been accepted and the amount of such deposits;

(b)        a list of the Residences for which Purchase Contracts have been entered into and the cumulative value of associated payments or deposits collected by Licensee for each transaction in order for Licensor and Licensee to calculate the Brand License Fee;

(c)        a list of the Residences closed during the prior calendar month (including for each Residence the sales price and the name nationality, age range, and contact email address of each Residence Owner);

(d)        a list of any Purchase Contracts terminated during the prior calendar month and the disposition of any sums held in connection therewith, and the Gross Sales Revenue attributable to such prior calendar month's activities;

(e)         a copy of all documents in connection with the Closing of the Residences in accordance with the terms of the applicable Purchase Contracts during the prior month, including the Purchase Contracts delivered to or executed by a Residence Owner in the prior month;

(f)          the amount of Brand License Fee to be paid to Licensor;

(g)          an aggregate summary of the foregoing information both for the Fiscal Year to date and from the commencement of marketing, as at the end of the prior calendar month; and

(h)         a reasonably detailed summary of any active leads for sales of each type of Residence, including the then-currently estimated sales prices of the Residences.

Owner Benefits Program	the benefits program under which Licensor may provide to Residence Owners certain benefits and privileges, including, as of the Effective Date:

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(a)          Diamond membership in the Manager Group loyalty program;

(b)          VIP desk for reservations;

(c)          20% off best-available-rate at participating Manager Group Properties; and

(d)          automatic upgrade on arrival at participating Manager Group Properties,

subject to terms and conditions as may be stipulated by Licensor, including but not limited to Residence Owner's compliance with the Governing Documents and payment of the Annual Project Affiliation Fee as part of the Assessments in accordance with the Hotel Management Agreement. Such benefits and privileges are subject to change from time to time, at Licensor 's sole and absolute discretion.

Owner Name	as defined in the Schedule of Commercial Terms.
Party(ies)	Licensee or Licensor, together the “Parties”, each a “Party”.
Project	as defined in the Schedule of Commercial Terms.
Purchase Contract
an agreement for the purchase and sale of a Residence (including the purchase of shares and the purchase of any freehold or leasehold interest (as opposed to the entry into any residential tenancy)) entered into by a prospective Residence Owner and Licensee or any Affiliate or authorized agent of Licensee, including without limitation any amendments or addenda thereto or any related contract and any related elements included in such sale and which must include the Purchaser’s Acknowledgement.

Purchaser’s Acknowledgement	the form of acknowledgement set out in Schedule 4 and to be signed by each Residence Owner in accordance with clause 3.6(d)4.2.
Reimbursables
all reasonable costs and expenses, incurred by Licensor in connection with:

(a)          Licensor's review of the Sales & Marketing Plan, Marketing Materials and Sales & Marketing Activities;

(b)       Licensor's oversight of Licensee's compliance with this Agreement (including Licensor's travel expenses associated with up to quarterly visits to monitor the sales and marketing preparations and activities); and

(c)          any reasonable costs stated in this Agreement to be at Licensee's cost.

Related Party	Licensee’s Affiliates, agents, employees, attorneys, brokers and salespersons.
Residences	as defined in the Schedule of Commercial Terms.
Residences Data	means all information required to be provided to Licensor by Licensee in the Monthly Reports and any other information reasonably required by Licensor.
Residential Agreements	this Agreement, the Residential Management Agreement, the Rental Program Agreements and the Hotel and Residential Consultancy Services Agreement.

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Residential Common Areas	as defined in the Schedule of Commercial Terms.
Residential Management Agreement	the agreement entered into between Licensee and Licensor under which Licensor shall supervise and direct the management of the Residential Project dated on the Effective Date.
Residential Project	as defined in the Schedule of Commercial Terms.
Residential Project Materials
collectively, the following items, together with the Approved Sales & Marketing Plan, and any amendments, replacements, or related documents, all to be approved by Licensor:

(a)          all Marketing Materials;

(b)        all of the disclosure materials for the Residential Project required under Legal Requirements for the purpose of the Residential Agreements, including:

(i)           the Governing Documents;

(ii)          the form of Purchase Contract or reservation agreement;

(iii)        any agreement to be entered into between Licensee and Residence Owners; and

(iv)        any prospectus, public offering statement or offering circular for the Residential Project; and

(c)          proposed unit mix and detailed designs, layouts, renders, and floor plans of Residences, common areas, facilities and amenities for the Residential Project.

Residential Project Name	as defined in the Schedule of Commercial Terms.
Residential Project Opening Date	as defined in the Schedule of Commercial Terms.
Sales & Marketing Activities
the promotion, advertising, marketing, offering for sale, pre-sales and/or selling of the Residences by Licensee, its Affiliates and/or the Sales & Marketing Team solely within the Territory and Sales Territory and strictly in accordance with this Agreement.

Sales & Marketing Plan
a detailed sales and marketing plan for the Residential Project prepared by Licensee outlining the strategy for marketing and selling the Residences within the Sales Territory, including:

(a)        a critical path timeline for the marketing, sales, development, construction and delivery of the Residential Project (including a detailed calendar of planned Sales & Marketing Activities);

(b)          a sales and marketing budget;

(c)          draft forms of the Marketing Materials;

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(d)          details of the Sales & Marketing Team;

(e)          initial and on-going training plan for all the Sales & Marketing Team;

(f)          a marketing strategy, an advance reservation program (if applicable), a pre-sales program (if applicable), and the proposed geographic coverage of any Sales & Marketing Activities;

(g)         a projected absorption schedule (outlining expected sales, on a year-by-year basis, beginning in the first year of projected sales, through to the anticipated Sell-Out Date);

(h)         a proposed price list for the Residences supported by an independent third-party consultancy report commissioned from a firm approved by Licensor;

(i)          a draft sales and marketing script with frequently asked questions (including questions pertaining to a rental management program);

(j)         due diligence of all Approvals and regulatory and licensing requirements relating to the Sales & Marketing Activities;

(k)         reasonably detailed information regarding the location, design and operation of the sales centre(s); and

(l)         to the extent that Sales & Marketing Activities commence prior to completion of construction of the Residential Project, proposed arrangements to engage an agency (approved in advance by Licensor) to develop professional quality computer generated images and renderings to support the promotion the Residential Project as required under clause 3.7(a).

Sales & Marketing Standards	as set out in clause 3.2 collectively.
Sales& Marketing Team
a professional sales and marketing team in-house at Licensee, and/or such other, reputable, international, licensed, real estate brokerage firm, marketing agency or PR agency experienced in the sale and marketing of branded luxury lifestyle units in the Sales Territory appointed by Licensee to carry out the Sales & Marketing Activities.

Sales Territory	The United States of America and Mexico.
Sell-Out Date	the point in time at which Closing has occurred in respect of all Residences such that Licensee and its Affiliates do not own any Residences.
Term	as defined in the Schedule of Commercial Terms.
Termination	as defined in the Schedule of Commercial Terms.
Territory	Mexico
VAT	value-added tax levied in the Territory.
Works	as defined in the Hotel and Residential Consultancy Services Agreement.
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SCHEDULE 2
PLAN OF LAND AND RESIDENTIAL PROJECT

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SCHEDULE 3
DISCLAIMERS

As of the Effective Date, the disclaimers set forth below have been approved by Licensor; provided, however, Licensor shall have the right, but not the obligation, to modify such disclaimers and provide new disclaimers from time to time upon notice to Licensee.

REQUIRED ACKNOWLEDGEMENTS FOR USE
IN ALL GENERAL MARKETING AND SALES MATERIALS

Mondrian Cancún Residences (“Project”) and the units in the Project are not owned, developed, or sold by Ennismore Holdings US Inc. (“Licensor”) or its affiliates. Operadora Hotelera G I, S.A. de C.V. (“Developer”) is independently owned and operated and is solely responsible for the ownership, development, and operation of the Project.

Developer uses the Mondrian brand and certain trademarks pursuant to a limited, non-exclusive, non-transferable and non-sublicensable license from Licensor. Under certain circumstances, the license may be terminated or revoked by Licensor in which case the Project shall not have the right to use the Mondrian brand or Mondrian trademarks. For clarity, no individual residential units (“Units”) have the right to use the Mondrian brand or have any rights to use the Mondrian trademarks. Licensor does not make any representations or guarantees with respect to the Units or the Project and is not responsible for Developer's marketing practices, advertising, and sales representations.

REQUIRED ACKNOWLEDGEMENTS FOR USE IN
ALL WEBSITE AND SOCIAL MEDIA ADVERTISING

Mondrian Cancún Residences (“Project”) and the units in the Project are not owned, developed, or sold by Ennismore Holdings US Inc. (“Licensor”) or its affiliates. Operadora Hotelera G I, S.A. de C.V. (“Developer”) is independently owned and operated and is solely responsible for the ownership, development, and operation of the Project.

Developer uses the Mondrian brand and certain trademarks pursuant to a limited, non-exclusive, non-transferable and non-sublicensable license from Licensor. Under certain circumstances, the license may be terminated or revoked by Licensor in which case the Project shall not have the right to use the Mondrian brand or Mondrian trademarks. For clarity, no individual residential units (“Units”) have the right to use the Mondrian brand or have any rights to use the Mondrian trademarks. Licensor does not make any representations or guarantees with respect to the Units or the Project and is not responsible for Developer's marketing practices including this website, advertising, and sales representations.

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SCHEDULE 4
PURCHASER’S ACKNOWLEDGEMENT

The undersigned, as the purchaser (“Purchaser”) of Unit No. ____________ (“Unit”) in Mondrian Cancún Residences (“Project”), acknowledges and agrees that:

1.
The Project and the units in the Project (“Units”), including the Unit, is not owned and has not been developed, or sold by Ennismore México S. de R.L. de C.V. “Residential Manager” or any affiliate of Residential Manager (collectively, the “Group”).

2.
Operadora Hotelera G I, S.A. de C.V. (“Developer”) is independently owned and operated and is solely responsible for the ownership, development, construction and operation of the Units and the Project.  Accordingly, Residential Manager did not design or develop the Units nor the Project and is not responsible for any defects of the Units or the Project.

3.
The Group does not have any responsibility for the marketing and sale of the Units and does not make any representation or warranty concerning the construction of the Units or the Project. None of the Group companies are responsible for ensuring that the Units are sold in accordance with applicable laws, codes, ordinances and other governmental requirements; this is the sole responsibility of the Developer.

4.	The Group is not the owner, seller, lessor, broker, developer or offeror of the Units or an affiliate, partner, sales or lease representative or agent of Developer or any of its affiliates.

5.
Residential Manager has not made any disclosures or provided information to Purchaser, and is not responsible, nor is the Group, for any disclosures made or information provided by Developer, or its salespersons, brokers, agents or any other person to Purchaser, with respect to the Unit or any other portion of the Project, including, without limitation, the availability of any services to the Unit.

6.
Purchaser has no right to use and no interest in any of the Mondrian brand names, marks, logos, and all other trademarks, service marks, trade names, symbols, emblems, logos, insignias, indicia or origin, slogans and designs used by the Group (collectively, the “Trademarks”). The Trademarks are owned by the Group. Purchaser is not acquiring the license to use the Trademarks and the Trademarks are not part of the common elements or otherwise included in the Unit being purchased by Purchaser.

7.	So long as the Residential Management Agreement (“RMA”) entered into between Developer and Residential Manager] is in effect, the Project has the right to be known as Mondrian Cancún Residences.

8.
Purchaser understands and agrees that there are no assurances that Residential Manager or the Mondrian brand shall continue to be associated with the Project and the association of the Mondrian brand with the Project shall be conditioned upon the continued effectiveness of the RMA, which is not in perpetuity and may terminate or may expire without renewal without notice to or consent of Purchaser.

9.
In the event that the RMA expires or terminates for any reason, the Project may no longer by identified as a Mondrian project or have any rights to use the Trademarks and all use of the Trademarks shall cease, and all indicia or connection between the Project and the Group (including signs or other materials bearing any of Trademarks) shall be removed from the Project.

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10.
Use of the Trademarks is limited to (i) use on signage on or about the Project by Residential Manager, and (ii) textual use of the Project Name solely to identify the address of Association or the Units by owners of the Units (and their agents). No other use of the Trademarks is permitted.

11.
Purchaser acknowledges that the Group reserves the right to license or operate any other residential project using the Trademarks or any other mark or trademark at any other location, including a site proximate to the Project.

12.
Purchaser acknowledges that Residential Manager operates the hotel located in the same building as the Project (“Hotel”) under a hotel management agreement between Residential Manager and Developer (as such agreement may be amended from time to time by the parties thereto, the “Hotel Management Agreement”).

13.	Purchaser acknowledges that if the Hotel Management Agreement is terminated, Residential Manager may terminate the RMA.

14.
The RMA provides that Residential Manager will provide certain services to the owners of the Units including services to be provided by the Hotel, scope of access to the Hotel, and allocation of service costs. Purchaser acknowledges that the continued availability of any such services is not necessary for Purchaser’s use and enjoyment of his/her Unit and that Purchaser did not make its decision to purchase the Unit in reliance on the continued availability, renewal or extension of an such services.

15.	Purchaser acknowledges and agrees to:

(a)
vote in favour of any motion for a resolution proposed for consideration by a meeting of Association, that Association (on behalf of the owners of the Units), enters into the Residential Management Agreement with Developer and Residential Manager, which Purchaser acknowledges is required for the proper management and maintenance of the Project under the Brand, and to do all things as may be reasonably required to execute, accept and renew the Residential Management Agreement; and

(b)	comply with and abide by the terms of and any restrictions in the Governing Documents and Purchase Contract, RMA, and the Rental Program Agreement (defined below).

16.
Purchaser acknowledges the requirement under the RMA for the Project to be operated and maintained in accordance with the standards established by Residential Manager from time to time and therefore acknowledges and agrees to the need to approve budgets in amounts that are sufficient to ensure this.

17.
The Group, their respective directors, officers, agents, servants and employees (“Releasees”) do not make any representations, warranties or guaranties of any kind or nature with respect to the Units or the Project including, without limitation, as to expected or guaranteed rental or investment return or any tax or other financial advantage in each case resulting from a purchase of a Unit. The Releasees accept no responsibility for Developer's marketing practices including advertising, sales representations, and the website for the Project and the performance of the Project (including future revenues or level of income and returns).

18.
Purchaser releases, waives and discharges the Releasees from, and covenants not to sue any of the Releasees for any liability, claims, demands, actions and causes of action whatsoever arising out of or in relation to any loss, damage or injury that may be sustained by Purchaser, or to the Unit or Project, howsoever caused (including in relation to the construction or the marketing of the Units or Project and the Rental Program Agreement.

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19.	Purchaser acknowledges that:

(a)
Developer may on occasion provide Residential Manager with information (i) regarding Purchaser, including Purchaser's personally identifiable information; (ii) regarding the Unit, including details relating to the terms of purchase of the Unit; and (iii) as required under Legal Requirements, or as otherwise required for Developer to fulfil its obligations to Residential Manager (collectively, “Information”); and

(a)
Residential Manager shall have the right to (i) collect, process and use all Information for any lawful business purpose related to the Project that Residential Manager deems appropriate; (ii) store the Information at such location(s) and with such persons as Residential Manager deems appropriate, whether within Purchaser's country or elsewhere; and (iii) directly, or through third party vendor(s), (A) distribute the Information to Residential Manager’s affiliates, or any third party that Residential Manager deems appropriate, and (B) transmit whether by mail, facsimile or electronically, or by any other means, all or part of such Information to any location(s) throughout the world that Residential Manager deems appropriate, whether within Purchaser's country or elsewhere.

1.2	For the term of the RMA, Purchaser:

(a)
shall not rent, lease, sublease, or cause to be rented, leased or subleased, the Unit (in whole or in part thereof) or otherwise derive any income therefrom for any period which is less than 12 months except through a rental program offered by the Developer as the owner of the Hotel and operated by the Residential Manager as manager of the Hotel (“Rental Program”)];

(b)
shall not use, market, advertise, promote, rent, lend, or include the Unit (in whole or in part) in any timeshare, exchange programs, fractional ownership, membership plans, homeowner exchanges or platforms, or similar arrangements;

(c)
shall not make any modifications, renovations or alterations (“Alterations”) to their Unit unless such Alterations are in accordance with the documents and agreements governing the Residence pertaining to the development, construction, ownership or operation of the Project or any portion thereof, including the operation of any common areas of the Project (“Governing Documents”); and

(d)	acknowledges that if such Alterations result in the Unit being non-compliant with the Standards, the Unit may be unable to participate in the Rental Program.

1.3
Purchaser may elect to participate in the Rental Program to make the Unit available to Developer for the purposes of renting the Unit to guests of the Hotel. The terms of the Rental Program are set out in a rental agreement (“Rental Program Agreement”) to be entered into between Developer (as owner of the Hotel) and Purchaser. Purchaser has received a copy, has read and understands the Rental Program Agreement and the Rental Program offered by Developer, and agrees to comply with and abide by its terms at all times.

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1.4
Purchaser acknowledges and agrees that it shall pay for the Annual Project Affiliation Fee through the property service charges assessed to Purchaser by Association on an annual basis in accordance with the RMA. The Annual Project Affiliation Fee payable annually shall be calculated at a rate of US$350 per Unit in the Project (increasing annually by the greater of (x) the applicable consumer price inflation index or (y) 4%). Purchaser acknowledges and agrees that eligibility for the Owner Benefits Program is conditional on paying these fees when due.

1.5
Purchaser has received a copy, has read and understands Association's [declaration / Insert proper title of association documents] (“Declaration”), articles of association, and agrees to comply with and abide by the articles of association at all times.]

1.6
If Purchaser intends to transfer or assigns its interest in the Unit to another person, Purchaser must procure that such person execute in favour of Residential Manager a purchaser’s acknowledgement on the same terms as this document prior to such transfer/assignment.

PURCHASER:	DEVELOPER:

Name:	Name:

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